MUNDER SERIES TRUST
VERACITY FUNDS

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of this 27th day of January, 2011, by Munder Series Trust ("MST"), a
      Delaware statutory trust, with its principal place of business at 480 Pierce Street, Birmingham, Michigan 48009, on behalf of the Munder Small-Cap Value Fund ("Acquiring Fund"), a separate series of MST, and Veracity Funds ("Veracity Trust"), a Delaware Statutory Trust with its principal place of business at 401 West Main Street, Suite 2100, Louisville, Kentucky 40202, on behalf of the Veracity Small Cap Value Fund ("Acquired Fund"), a separate series of Veracity Trust.

      This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended ("Code"). The reorganization and liquidation will consist of (1) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of Class Y and A shares of the Acquiring Fund ("Acquiring Fund Shares") designated in this Agreement in Section 1.1 of this Agreement as the corresponding class of outstanding shares of beneficial interest of the Acquired Fund ("Acquired Fund Shares"), as described herein, (2) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and (3) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided herein ("Reorganization"), all upon the terms and conditions hereinafter set forth in this Agreement.


      WHEREAS, the Acquiring Fund is a series of MST, a registered investment company classified as a management investment company of the open-end type under the Investment Company Act of 1940, as amended ("1940 Act");

      WHEREAS, the Acquired Fund is a series of Veracity Trust, a registered investment company classified as a management investment company of the open-end type under the 1940 Act, and the Acquired Fund owns securities that generally are assets of the character in which the Acquiring Fund is permitted to invest;


      WHEREAS, following the Reorganization, Veracity Trust will deregister as an investment company in accordance with the rules and regulations of the Securities and Exchange Commission ("Commission");

      WHEREAS, following the effective date of its deregistration, Veracity Trust shall voluntarily dissolve in accordance with Delaware law and the terms of its Declaration of Trust, as amended from time to time ("Veracity Declaration of Trust");

      WHEREAS, the Board of Trustees of MST has determined, with respect to the Acquiring Fund, that (i) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund for the corresponding Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquiring Fund and (ii) the interests of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction; and

      WHEREAS, the Board of Trustees of Veracity Trust has determined, with respect to the Acquired Fund, that (i) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund for the corresponding Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquired Fund and (ii) the interests of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction;

      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

      1.TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING FUND IN EXCHANGE FOR ACQUIRING FUND SHARES, THE ASSUMPTION OF ALL ACQUIRED FUND LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND


      1.1 Subject to the requisite approval by the Acquired Fund Shareholders (as defined in paragraph 3.1 below) and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to sell, assign, convey, transfer and deliver all of the property and assets of the Acquired Fund, as set forth in paragraph 1.2, to the Acquiring Fund, and the Acquiring Fund agrees in exchange therefore: (a) to deliver to the Acquired Fund the number of full and fractional Class Y and A Acquiring Fund Shares determined by dividing the value of the Acquired Fund's net assets with respect to each corresponding class of Acquired Fund Shares, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value ("NAV") of one Acquiring Fund Share of the corresponding class, computed in the manner and as of the time and date set forth in paragraph 2.2; and (b) to assume all liabilities of the Acquired Fund, as set forth in paragraph 1.3. Such transactions shall take place on the date of the closing provided for in paragraph 3.1 ("Closing Date"). For purposes of this Agreement, and this paragraph 1.1 in particular, Class I shares of the Acquired Fund shall be deemed to correspond to Class Y shares of the Acquiring Fund and Class R shares of the Acquired Fund shall be deemed to correspond to Class A shares of the Acquiring Fund.

      1.2 The property and assets of Veracity Trust attributable to the Acquired Fund to be sold, assigned, conveyed transferred and delivered to and acquired by the Acquiring Fund shall consist of all property and assets, including, without limitation, all rights, cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Valuation Date as defined in paragraph 2.1 (collectively, "Assets"). The Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund any rights, stock dividends, or other securities, if any, received by the Acquired Fund after the Closing Date as stock dividends or other distributions on or with respect to the Assets transferred, which rights, stock dividends, and other securities shall be deemed included in the Assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued, in which case any such stock dividends or other distribution that remain unpaid and/or have not been received by the Acquired Fund as of the Closing Date shall be included in the determination of the value of the Assets of the Acquired Fund acquired by the Acquiring Fund.

      1.3 The Acquired Fund will (i) make its best effort to discharge all of its known liabilities and obligations prior to the Valuation Date and
      (ii) provide the Acquiring Fund with a Schedule to this Agreement listing any and all of the known liabilities and obligations of the Acquired Fund that were not discharged by the Valuation Date. The Acquiring Fund shall assume all of the liabilities of the Acquired Fund, whether accrued or contingent,known or unknown, existing at the Valuation Date (collectively, "Liabilities"). On or as soon as practicable prior to the Closing Date, the Acquired Fund will declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all (and in no event less than 98%) of its investment company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain (after reduction for any available capital loss carryover), if any, for the current taxable year through the Closing Date.

      1.4 Immediately following the actions contemplated by paragraph 1.1, Veracity Trust shall take such actions necessary to complete the liquidation of the Acquired Fund. To complete the liquidation, Veracity Trust, on behalf of the Acquired Fund, shall (a) distribute to the Acquired Fund's shareholders of record with respect to each class of its shares as of the Closing as defined in paragraph 3.1 ("Acquired Fund Shareholders"), on a pro rata basis within that class, the Acquiring Fund Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1, and (b) completely liquidate the Acquired Fund. Such distribution and liquidation will be accomplished, with respect to each class of the Acquired Fund's shares, by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate NAV of Class A and Y Acquiring Fund Shares to be so credited to Class R and I Acquired Fund Shareholders, respectively, shall, with respect to each class, be equal to the aggregate NAV of the Acquired Fund Shares of the corresponding class owned by Acquired Fund Shareholders on the Closing Date. All issued and outstanding Acquired Fund Shares will simultaneously be canceled on the books of the Acquired Fund. The Acquiring Fund will not issue certificates representing the Class A and Y Acquiring Fund Shares in connection with the Reorganization.

      1.5 Ownership of Acquiring Fund Shares will be shown on the books of BNY Mellon Investment Servicing (US) Inc., the Acquiring Fund's transfer agent.

      1.6 Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Commission, any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

      1.7 As promptly as practicable following the Reorganization of the Acquired Fund, Veracity Trust will take all necessary actions to effect its deregistration as an investment company in accordance with the rules and regulations of the Commission and shall subsequently voluntarily dissolve in accordance with the requirements of Delaware law.

2. VALUATION

      2.1 The value of the Assets shall be the value of such Assets as of the close of business of the New York Stock Exchange and after the declaration of any dividends on the Closing Date (such time and date being also referred to herein as the "Valuation Date"), computed using the valuation procedures set forth in the Acquired Fund's then-current prospectus and statement of additional information, each as may be supplemented, and valuation procedures established by Veracity Trust's Board of Trustees.

      2.2 The NAV of each Class A and Y Acquiring Fund Share shall be the NAV per share computed with respect to that class as of the Valuation Date, computed using the valuation procedures set forth in the Acquiring Fund's then-current prospectus and statement of additional information, each as may be supplemented, and valuation procedures established by MST's Board of Trustees.

      2.3 The number of the Class A and Y Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund's Assets shall be determined with respect to each such class by dividing the value of the net assets with respect to the corresponding Class R and I Acquired Fund Shares, as the case may be, determined using the same valuation procedures referred to in paragraph 2.1, by the NAV of a corresponding Acquiring Fund Share (pursuant to Section 1.1 of this Agreement), determined using the same valuation procedures referred to in paragraph 2.2.

      2.4 All computations of value shall be made by State Street Bank and Trust Company, in its capacity as sub-administrator for MST with respect to the Acquiring Fund, and shall be subject to confirmation by Munder Capital Management ("MCM"), MST's administrator. All computations of value with respect to the Acquired Fund shall be made by Ultimus Fund Solutions, LLC, in its capacity as transfer agent and administrator ("Acquired Fund Transfer Agent") of Veracity Trust, and shall be subject to review by MCM.

3. CLOSING AND CLOSING DATE

      3.1 The Closing Date shall be April 22, 2011, or such other date as the parties may agree. All acts taking place at the closing of the transactions provided for in this Agreement ("Closing") shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m., Eastern Time. The Closing shall be held at the offices of MST or at such other time and/or place as the parties may agree.

      3.2 Veracity Trust shall direct U.S. Bank, N.A., as custodian for the Acquired Fund ("Veracity Custodian"), to deliver to MST at the Closing a certificate of an authorized officer of the Veracity Custodian stating that (a) the Assets of the Acquired Fund have been delivered in proper form to the Acquiring Fund within two (2) business days prior to or on the Closing Date, and (b) U.S. Bank, N.A. has paid such amounts, or set aside such amounts necessary for payment, as it has been instructed by an authorized person of the Veracity Fund under its Custody Agreement with U.S. Bank, N.A.. The Acquired Fund's portfolio securities represented by a certificate or other written instrument shall be presented by the Veracity Custodian to those persons at the State Street Bank and Trust Company ("Munder Custodian") who have primary responsibility for the safekeeping of the assets of the Acquiring Fund. Such presentation shall be made for examination no later than five (5) business days preceding the Closing Date, and such certificates and other written instruments shall be transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof.
      The Veracity Custodian shall deliver to those persons at the Munder Custodian who have primary responsibility for the safekeeping of the assets of the Acquiring Fund as of the Closing Date by book entry, in accordance with the customary practices of the Veracity Custodian and of each securities depository, as defined in Rule 17f-4 under the 1940 Act, in which the Acquired Fund's Assets are deposited, the Acquired Fund's Assets deposited with such depositories. The cash to be transferred by the Acquired Fund shall be delivered by wire transfer of Federal funds on the Closing Date.

      3.3 Veracity Trust shall direct the Acquired Fund Transfer Agent to deliver to MST at the Closing a certificate of an authorized officer of the Acquired Fund Transfer Agent stating that its records contain the names and addresses of each Acquired Fund Shareholder and the number and percentage ownership of outstanding Class R and I shares owned by each such shareholder immediately prior to the Closing. The Secretary of MST shall confirm that (a) the appropriate number of corresponding Acquiring Fund Shares have been credited to the Acquired Fund's account on the books of the Acquiring Fund pursuant to paragraph 1.1 prior to the actions contemplated by paragraph 1.4, and (b) the appropriate number of corresponding Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Shareholders on the books of the Acquiring Fund pursuant to paragraph 1.4. At the Closing MST and Veracity Trust shall execute such bills of sale, checks, assignments, stock certificates, if any, receipts or other documents as necessary to effect the Reorganization.

      3.4 In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an "Exchange") shall be closed to trading or trading thereupon shall be restricted, or
      (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Board of Trustees of MST and the Board of Trustees of Veracity Trust, accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day practicable after the day when trading shall have been fully resumed and reporting shall have been restored.

4. REPRESENTATIONS AND WARRANTIES

      4.1 Except as has been fully disclosed to the Acquiring Fundprior to the date of this Agreement in a written instrument executed by an officer of Veracity Trust, Veracity Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Fund as follows:

      (a) The Acquired Fund is duly organized as series of Veracity Trust, which is a business trust duly organized, validly existing and in good standing under the laws of Delaware, with power under the Veracity Declaration to own all of its Assets and to carry on its business as it is now being conducted;

      (b) Veracity Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Class I and R Acquired Fund Shares under the Securities Act of 1933, as amended ("1933 Act"), is in full force and effect;

      (c) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act and state securities laws;

      (d) The current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1940 Act and the 1933 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

      (e) On the Valuation Date, Veracity Trust, on behalf of the Acquired Fund, will have good and marketable title to the Assets of the Acquired Fund and full right, power, and authority to sell, assign, convey, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, MST, on behalf of the Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act;

      (f) The Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Veracity Declaration of Trust or the by-laws of the Veracity Trust ("Veracity By-Laws") or of any agreement, indenture, instrument, contract, lease or other undertaking to which Veracity Trust, on behalf of the Acquired Fund, is a party or by which it is bound, or
      (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which Veracity Trust, on behalf of the Acquired Fund, is a party or by which it is bound;

      (g) All material contracts or other commitments of the Acquired Fund (other than this Agreement and certain investment contracts including options, futures, and forward contracts) will terminate without liability to the Acquired Fund on or prior to the Closing Date;

      (h) No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to Veracity Trust's knowledge, threatened against Veracity Trust, with respect to the Acquired Fund or any of its properties or Assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. Veracity Trust, on behalf of the Acquired Fund, knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

      (i) The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund at February 28, 2010 have been audited by Cohen Fund Audit Services, Ltd., Independent Registered Public Accounting Firm, and are in accordance with accounting principles generally accepted in the United States of America ("GAAP") consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

      (j) Since February 28, 2010, there has not been any material adverse change in the Acquired Fund's financial condition, Assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness other than in the ordinary course in accordance with the Acquired Fund's investment restrictions. For the purposes of this subparagraph (j), a decline in NAV per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund's liabilities, or the redemption of Acquired Fund Shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

      (k) On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best knowledge of Veracity Trust, no such return is currently under audit and no assessment has been asserted with respect to such returns;

      (l) For each taxable year of its operation (including the taxable year ending on the Closing Date), the Acquired Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company ("RIC"), has been (or will be) eligible to and has computed (or will compute) its federal income tax under Section 852 of the Code, and will have distributed substantially all (but not less than 98%) of its investment company taxable income (computed without regard to any deduction for dividends paid) and net capital gain (as defined in the
      Code) that has accrued through the Closing Date, and before the Closing Date will have declared dividends sufficient to distribute all of its investment company taxable income (computed without regard to any deduction for dividends paid) and net capital gain (after reduction for any available capital loss carryover) for the period ending on the Closing Date;

      (m) All issued and outstanding Acquired Fund Shares are, and on the Closing Date will be, duly authorized and validly issued and outstanding, fully paid and non-assessable by the Veracity Trust and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other securities laws. All of the issued and outstanding Acquired Fund Shares will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Acquired Fund Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares;

      (n) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly authorized by all necessary actions on the part of the Board of Trustees of the Veracity Trust, on behalf of the Acquired Fund, and subject to the approval of the shareholders of the Acquired Fund, as described in paragraph 8.1, and this Agreement constitutes a valid and binding obligation of Veracity Trust, on behalf of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles; and

      (o) The information to be furnished by the Acquired Fund for use in the Registration Statement (as defined in paragraph 5.5) or any other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. ("FINRA"), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

      4.2 Except as has been fully disclosed to the Acquired Fund prior to the date of this Agreement in a written instrument executed by an officer of MST, MST, on behalf of the Acquiring Fund, represents and warrants to the Acquired Fund as follows:

      (a) The Acquiring Fund is duly organized as a series of MST, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, with power under MST's Declaration of Trust, as amended from time to time
      ("MST Declaration of Trust"), to own all of its properties and assets and to carry on its business as it is now being conducted;

      (b) MST is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of the Class Y and A Acquiring Fund Shares under the 1933 Act is in full force and effect;

      (c) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities laws;

      (d) The current prospectus and statement of additional information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1940 Act and the 1933 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

      (e) The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the MST Declaration of Trust or the by-laws of MST ("MST By-Laws") or of any agreement, indenture, instrument, contract, lease or other undertaking to which MST, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which MST, on behalf of the Acquiring Fund, is a party or by which it is bound;

      (f) No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against MST, with respect to the Acquiring Fund or any of the Acquiring Fund's properties or assets, that, if adversely determined, would materially and adversely affect the Acquiring Fund's financial condition or the conduct of its business. MST, on behalf of the Acquiring Fund, knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Fund's business or its ability to consummate the transactions herein contemplated;

      (g) The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets and Schedule of Investments of the Acquiring Fund at June 30, 2010 have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, and are in accordance with GAAP consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet
      (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

      (h) Since June 30, 2010, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness other than in the ordinary course in accordance with the Acquiring Fund's investment restrictions. For purposes of this subparagraph (h), a decline in NAV per share of the Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of Acquiring Fund liabilities, or the redemption of Acquiring Fund Shares by shareholders of the Acquiring Fund, shall not constitute a material adverse change;

      (i) On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best knowledge of MST, no such return is currently under audit and no assessment has been asserted with respect to such returns;

      (j) For each taxable year of its operation (including the taxable year that includes the Closing Date), the Acquiring Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a RIC, has been eligible to (or will be eligible to) and has computed
      (or will compute) its federal income tax under Section 852 of the Code, and has distributed all of its investment company taxable income and net capital gain (as defined in the Code) for periods ending prior to the Closing Date;

      (k) All issued and outstanding Acquiring Fund Shares are, and on the Closing Date will be, duly authorized and validly issued and outstanding, fully paid and non-assessable by MST and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other applicable federal and state securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares;

      (l) The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action, if any, on the part of the Trustees of MST, on behalf of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of MST, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

      (m) The Class Y and A Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable by the Acquiring Fund; and

      (n) The information to be furnished by the Acquiring Fund for use in the Registration Statement (as defined in paragraph 5.5) or other documents filed or to be filed with any federal, state or local regulatory authority (including the FINRA), which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

5. COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

      5.1 The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

      5.2 The Acquired Fund will (a) send appropriate notification to its shareholders of the Acquired Fund regarding the transactions contemplated by this Agreement and (b) call a meeting of the shareholders of the Acquired Fund to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein

      5.3 The Acquired Fund covenants that the Class Y and A Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

      5.4 Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund each will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

      5.5 MST, on behalf of the Acquiring Fund, shall prepare and file a Registration Statement on Form N-14 in compliance with the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder with respect to the Reorganization ("Registration Statement"). The Acquired Fund (a) fully cooperate with MST with respect to the preparation of the Registration Statement and (b) provide in a timely manner to MST such information regarding the Acquired Fund as may be necessary for the preparation of the Registration Statement.

      5.6 The Acquiring Fund and the Acquired Fund each shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

      5.7 Veracity Trust, on behalf of the Acquired Fund, shall execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as may be necessary or desirable in order to (a) vest in and confirm
      (i) the title and possession of MST, on behalf of the Acquired Fund, of the Acquiring Fund Shares to be delivered hereunder, and (ii) the title and possession of MST, on behalf of the Acquiring Fund, of all the Assets, and (b) otherwise to carry out the intent and purpose of this Agreement.

      5.8 The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

      5.9 MST agrees that for a period of three years after the Closing Date at least seventy-five percent of the Trustees of MST will not be interested persons (as such term is defined in the 1940 Act) of MST.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

      The obligations of Veracity Trust, on behalf of the Acquired Fund, to consummate the transactions provided for herein shall be subject, at Veracity Fund's election, to the performance by MST, on behalf of the Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

      6.1 All representations and warranties of MST, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

      6.2 MST, on behalf of the Acquiring Fund, shall have executed and delivered to the Acquired Fund an Assumption of Liabilities, certified by an officer of the Acquiring Fund, dated as of the Closing Date, pursuant to which MST, on behalf of the Acquiring Fund, assumes all the Liabilities of the Acquired Fund existing on the Valuation Date;

      6.3 MST, on behalf of the Acquiring Fund, shall have delivered to the Acquired Fund a certificate executed by MST's President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that the representations and warranties of MST, on behalf of the Acquiring Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement;

      6.4 MST, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by MST, on behalf of the Acquiring Fund, on or before the Closing Date; and

      6.5 MST, on behalf of the Acquiring Fund, shall have delivered to the Acquired Fund a certificate executed by MST's President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that MST, on behalf of the Acquiring Fund, has performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by MST, on behalf of the Acquiring Fund, on or before the Closing Date; and

      6.6 The number of full and fractional Class Y and A Acquiring Fund Shares to be issued in connection with the Reorganization shall have been calculated in accordance with paragraph 1.1.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

      The obligations of MST, on behalf of the Acquiring Fund, to complete the transactions provided for herein shall be subject, at MST's election, to the performance by Veracity Trust, on behalf of the Acquired Fund, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

      7.1 All representations and warranties of Veracity Trust, on behalf of the Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

      7.2 Veracity Trust shall have delivered to the Acquiring Fund a statement of the Assets and Liabilities of the Acquired Fund, as of the Closing Date, certified by the Treasurer of Veracity Trust;

      7.3 Veracity Trust, on behalf of the Acquired Fund, shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that the representations and warranties of Veracity Trust, on behalf of the Acquired Fund, made in this Agreement are true and correct at and as of he Closing Date, except as they may be affected by the transactions contemplated by this Agreement;

      7.4 Veracity Trust, on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by Veracity Trust, on behalf of the Acquired Fund, on or before the Closing Date;

      7.5 Veracity Trust, on behalf of the Acquired Fund, shall have delivered to the Acquiring Fund a certificate executed by Veracity Trust's President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that Veracity Trust, on behalf of the Acquired Fund, has performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by Veracity Trust, on behalf of the Acquired Fund, on or before the Closing Date;

      7.6 The number of full and fractional Class Y and A Acquiring Fund Shares to be issued in connection with the Reorganization, in exchange for the full and fractional corresponding Class I and Class R Acquired Fund shares, shall have been calculated in accordance with paragraph 1.1; and

      7.7 The Acquired Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders

      (a) substantially all (but not less than 98%) of its investment company taxable income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 4:00 p.m. Eastern Time on the Closing Date; and (b) any undistributed investment company taxable income and net realized capital gains from any period to the extent not otherwise already distributed.

8. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

      If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to Veracity Trust, on behalf of the Acquired Fund or MST, on behalf of the Acquiring Fund, the other party to this Agreement may, at its option, refuse to consummate the transactions contemplated by this Agreement:

      8.1 This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Acquired Fund in accordance with the applicable provisions of the Veracity Declaration of Trust and Veracity By-Laws, applicable state law and the 1940 Act;

      8.2 An increase in annual management fees paid by the Acquiring Fund from 0.75% per annum to (i) 0.90% of the first $300 million of average daily net assets, and (ii) 0.85% of average daily net assets in excess of $300 million per annum shall have been approved by the requisite vote of the holders of the outstanding shares of the Acquiring Fund in accordance with the applicable provisions of the MST Declaration of Trust and MST By-Laws, applicable state law and the 1940 Act;

      8.3 The proposed transaction pursuant to which MCM would purchase all of the assets and operations of Integrity Asset Management, LLC ("Integrity") ("Transaction"), Veracity Trust's investment advisor, shall have closed in accordance with any applicable organizational documents, the relevant asset purchase agreement with respect to the Transaction, and any applicable state or federal law;

      8.4 On the Closing Date no action, suit or other proceeding shall be pending or, to the knowledge of MST or Veracity Trust, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

      8.5 All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by MST and Veracity Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund;

      8.6 The Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act; and

      8.7 MST and the Veracity Trust shall have received the opinion of Dechert LLP, counsel to MST, addressed to each of them, substantially to the effect that, based upon certain facts, assumptions and representations, the transaction contemplated by this Agreement shall constitute a tax-free reorganization for federal income tax purposes. The delivery of such opinion is conditioned upon receipt by Dechert LLP of representations it shall request of MST and the Veracity Trust. Notwithstanding anything to the contrary herein, MST and Veracity Trust may not consummate the transactions contemplated by this Agreement if this condition is not fully satisfied.

9. INDEMNIFICATION

      9.1 MST, out of the Acquiring Fund's assets and property (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Acquired Fund and its Trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund and its Trustees and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that such indemnification by the Acquiring Fund is not in violation of any applicable law.

      9.2 Veracity Trust, out of the Acquired Fund's assets and property (including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements), agree to indemnify and hold harmless the Acquiring Fund and its Trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund and its Trustees and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that such indemnification by the Acquired Fund is not in violation of any applicable law.

10. BROKERAGE FEES AND EXPENSES

      10.1 MST, on behalf of the Acquiring Fund, and Veracity Trust, on behalf of the Acquired Fund, represent and warrant that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein, other than any brokerage fees and expenses incurred in connection with the purchase and sale of portfolio securities in connection with the Reorganization as set forth in paragraph 10.2.

      10.2 The expenses relating to the proposed Reorganization will be borne by MCM and Integrity. No such expenses shall be borne by the Acquired Fund or the Acquiring Fund, except for brokerage fees and expenses incurred in connection with the Reorganization. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, legal fees, accounting fees, and securities registration fees. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a RIC within the meaning of Section 851 of the Code.

11. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

      11.1 MST, on behalf of the Acquiring Fund, and Veracity Trust, on behalf of the Acquired Fund, agree that it has made no representation, warranty or covenant that is not set forth herein, and this Agreement constitutes the entire agreement among the parties to this Agreement with respect to the Reorganization.

      11.2 The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing and the obligations of the Acquired Fund and Acquiring Fund in Sections 9.1 and
      9.2 shall survive the Closing.

12. TERMINATION

      This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of MST's Board of Trustees or Veracity Trust's Board of Trustees, at any time prior to the Closing Date, if circumstances should develop that, in its opinion, make proceeding with the Agreement inadvisable.

13. AMENDMENTS

      This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by mutual written agreement of the authorized officers of MST and of the Veracity Trust.

14. HEADINGS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

      14.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

      14.3 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party.Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding any other provisions of this Agreement, if for any reason the transactions contemplated by this Agreement are not consummated, neither the Acquiring Fund nor the Acquired Fund shall be liable to the other for any damages resulting therefrom, including, without limitation, consequential damages, except as specifically set forth above.

      14.4 This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original.


      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer.


VERACITY FUNDS, on behalf of the Veracity Small Cap Value Fund
By: 	/s/ William H. McNett, III
	William H. McNett, III
	Vice President and Trustee


MUNDER SERIES TRUST, on behalf of the Munder Small-Cap Value Fund
By: 	/s/ Stephen J. Shenkenberg
	Stephen J. Shenkenberg
	Vice President and Secretary


With respect to Paragraph 10.2 of this Agreement, Accepted and
Acknowledged by:


INTEGRITY ASSET MANAGEMENT, LLC
By: 	/s/ Matthew G. Bevin
	Matthew G. Bevin
	Chief Executive Officer and Principal


With respect to Paragraph 10.2 of this Agreement, Accepted and
Acknowledged by:


MUNDER CAPITAL MANAGEMENT
By: 	/s/ Peter K. Hoglund
	Peter K. Hoglund
	Managing Director and Chief Financial Officer



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